Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: July 26, 2012

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Media Relations

CONTACT: Lorrie Paul Crum

PHONE: 724-539-6792

KENNAMETAL ACHIEVES RECORD 2012 RESULTS;

INCREASES DIVIDEND BY 14%

-     Set annual records in sales, operating income, EPS and ROIC

-     Achieved 15 percent EBIT and 15 percent ROIC objectives, one year early

-     Board increases quarterly dividend 14 percent to $0.16 per share

-     Expands repurchase authorization to 12 million shares

-     Fiscal 2013 EPS expected to range from $4.10 to $4.40

LATROBE, Pa., (July 26, 2012) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2012 full-year and fourth-quarter results, noting annual performance records in sales, profitability and returns. For fiscal 2012, the company reported earnings per diluted share (EPS) of $3.77 on $2.7 billion in sales, compared with EPS of $2.76 earned on $2.4 billion in sales during the prior year. The current-year earnings included acquisition-related dilution of $0.09 per share, while the prior year comparison included restructuring and related charges of $0.22 per share.

For the fiscal fourth quarter, the company reported EPS of $1.06 on $739 million in sales, compared with EPS of $1.04 on $694 million in sales reported in the same period last year. The current-quarter results included acquisition-related dilution of $0.02 per share, while the prior-year results included $0.07 per share in restructuring and related charges.

“Fiscal 2012 was an excellent year for Kennametal,” said Chairman, President and Chief Executive Officer Carlos Cardoso. “We outperformed our markets, set new records, and delivered 15 percent earnings before interest and taxes (EBIT) margin and 15 percent return on invested capital (ROIC), a full year ahead of schedule. This performance marks our second straight year of record profitability and returns. Consistent with our strategies, we established clear goals, realized ongoing improvements in operational efficiencies and successfully managed multiple headwinds.”

Cardoso added, “The June quarter represented our 10th consecutive quarter of organic growth, reflecting successful execution of our strategies across the diverse markets and geographies we serve. In addition, we further increased sales and strengthened our core business as a result of the recent Stellite acquisition. Our company-specific initiatives continue to position Kennametal to achieve significant margin and earnings expansion. We remain committed to delivering shareowner value.”

Fiscal 2012 Fourth Quarter Key Developments

•

Sales were $739 million, compared with $694 million in the same quarter last year. The sales increase reflected a 10 percent acquisition contribution, 1 percent organic growth and 1 percent from more business days in the 2012 quarter, partially offset by a 5 percent unfavorable effect from currency exchange.

•

Operating income was $117 million compared with $115 million in the same quarter last year. Operating income included $1 million of net acquisition-related loss, while the prior year’s operating income included restructuring and related charges of $7 million. Operating income increased as a result of higher sales volume, pricing and lower employment and restructuring costs, all of which offset higher raw material costs. Operating margin excluding the impact of the acquisition of Stellite was 17.6 percent, compared to an adjusted operating margin of 17.5 percent in the prior year.

•

Reported EPS were $1.06, compared with the prior year’s reported EPS of $1.04. The current year EPS included the acquisition-related dilution of $0.02 per share, while the prior year’s EPS included $0.07 per share in restructuring and related charges.

•	Adjusted ROIC was 16.3 percent at fiscal year-end, reflecting a new record for the company’s June quarter.

Segment Developments for the Fiscal 2012 Fourth Quarter

•

Industrial segment sales of $421 million declined 4 percent from $437 million in the prior year, reflecting 2 percent organic growth offset by 6 percent in unfavorable currency effects. On an organic basis, sales growth was led by aerospace and defense with growth of 14 percent and transportation growth of 6 percent, while general engineering sales were down 4 percent. On a regional basis, sales increased approximately 7 percent in Europe and 3 percent in the Americas, while sales in Asia declined 9 percent from the prior year’s strong comparison.

•

Industrial segment operating income was essentially flat year over year, at $76 million. Industrial operating income in the fiscal fourth quarter of 2012 benefited from higher sales volume, pricing and lower employment and restructuring costs, offset by higher raw material costs. Operating income in the prior-year comparison included $5 million in restructuring and related charges. Industrial operating margin was 18.2 percent, compared with adjusted operating margin of 18.7 percent in the prior year.

•

Infrastructure segment sales of $318 million increased 24 percent from $257 million in the prior year, driven by 26 percent growth from the Stellite acquisition, partially offset by unfavorable currency effects of 2 percent. In earthworks, sales modestly increased, reflecting somewhat lower production rates in North American underground mining and a slow start in construction activity. Sales were slightly lower in energy, due to a decline in natural gas prices, high storage levels, and reduced drilling activity resulting from these influences. On a regional basis, sales increased approximately 11 percent in Asia and 3 percent in Europe while sales in the Americas were 5 percent lower, off strong prior-year comparisons.

•

Infrastructure segment operating income was $42 million, compared with $38 million in the same quarter of the prior year. Infrastructure operating income included $1 million of net acquisition-related loss, versus $2 million in restructuring and related charges in the prior year. Operating income benefited from higher sales volume, pricing and lower employment and restructuring costs, partially offset by higher raw material costs and acquisition-related costs. Infrastructure adjusted operating margin was 17.0 percent compared with adjusted operating margin of 15.6 percent in the prior year.

Fiscal 2012 Key Developments

•

Sales were $2.7 billion, up 14 percent from $2.4 billion last year. The sales increase reflects 9 percent organic growth, a 4 percent acquisition contribution and 1 percent from more business days in 2012.

•

Operating income was $416 million compared with $322 million last year. Before net acquisition-related costs in the current year of $5 million and costs associated with restructuring in fiscal 2011 of $21 million, operating income was $422 million and $343 million, respectively. Adjusted operating margin was 15.9 percent for fiscal 2012, compared with adjusted operating margin of 14.3 percent last year.

•

Kennametal reported EPS of $3.77 in 2012, compared with $2.76 in the prior year. The current-year EPS included acquisition-related dilution of $0.09 per share, while the prior year’s EPS included $0.22 per share in restructuring and related charges.

•

Cash flow from operating activities was $290 million in fiscal 2012, compared with $231 million in the prior year. Net capital expenditures were $96 million and $74 million, respectively for fiscal years 2012 and 2011, and the company generated full-year free operating cash flow of $193 million in the current year, compared with $157 million last year.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook

The company’s outlook for fiscal year 2013 assumes that the global economy and worldwide industrial production will continue to reflect positive growth, with some moderation in industrial activity and short-term slowing related to natural gas drilling and underground coal mining in North America.

Kennametal expects fiscal 2013 organic sales growth to range from 5 to 7 percent, and total sales to grow between 7 and 10 percent. This growth rate is expected to outpace global industrial production by more than double through company-specific growth initiatives.

The company expects EPS to range from $4.10 to $4.40 in fiscal 2013. The mid-point of this range represents a 10 percent increase from fiscal 2012 adjusted EPS of $3.86. Included in this outlook is the accretive contribution of the Stellite acquisition, which is expected to range between $0.15 and $0.25 per share, net of integration costs. Compared to prior year, foreign currency exchange rate fluctuations and change in the effective tax rate are expected to have a significant unfavorable impact on EPS in fiscal 2013 as reflected in the outlook.

Kennametal expects to generate cash flow from operating activities ranging from approximately $425 million to $475 million in fiscal 2013. Based on anticipated capital expenditures of approximately $115 million to $125 million, the company expects to generate between $300 million and $350 million of free operating cash flow for the full fiscal year.

Share Repurchase Program

Kennametal announced today that its Board of Directors authorized an amended multi-year repurchase program of up to 12 million shares of the company’s outstanding common stock (previously 8 million shares). The purchases may be made from time to time, at the company’s discretion, in the open market, in private transactions or through Rule 10b5-1 Plans, in accordance with applicable securities laws taking into consideration the market price of the stock, other investment opportunities, and cash flows from operations, general economic conditions and other relevant factors. There are 8.5 million shares available under the amended authorization.

Dividend Increase Declared

Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.16 per share, which represents an increase of 14 percent, or $0.02 per share. This marks the fifth annual dividend increase in eight years for the company. The dividend is payable August 22, 2012 to shareowners of record as of the close of business on August 7, 2012.

Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

The company will discuss its fourth-quarter and full-year results for fiscal 2012 in a live webcast at 10:00 a.m. ET today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through August 27, 2012.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2013 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2012, customers bought approximately $2.7 billion of Kennametal products and services – delivered by our approximately 13,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2012	2011	2012	2011
Sales	$739,216	$693,737	$2,736,246	$2,403,493
Cost of goods sold	474,359	428,092	1,741,996	1,519,102
Gross profit	264,857	265,645	994,250	884,391
Operating expense	142,030	143,083	561,490	538,530
Restructuring charges	-	4,889	-	12,586
Amortization of intangibles	5,369	2,906	16,351	11,602
Operating income	117,458	114,767	416,409	321,673
Interest expense	8,469	5,466	27,215	22,760
Other expense (income), net	394	(292)	(775)	2,780
Income before income taxes	108,595	109,593	389,969	296,133
Provision for income taxes	22,043	22,764	79,136	63,856
Net income	86,552	86,829	310,833	232,277
Less: Net income attributable to noncontrolling interests	504	174	3,603	2,550
Net income attributable to Kennametal	$86,048	$86,655	$307,230	$229,727

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$1.07	$1.06	$3.83	$2.80

Diluted earnings per share	$1.06	$1.04	$3.77	$2.76

Dividends per share	$0.14	$0.12	$0.54	$0.48

Basic weighted average shares outstanding	80,323	81,819	80,216	82,063

Diluted weighted average shares outstanding	81,554	83,219	81,439	83,173

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2012	June 30, 2011
ASSETS
Cash and cash equivalents	$116,466	$204,565
Accounts receivable, net	478,989	447,835
Inventories	585,856	519,973
Other current assets	101,651	115,212
Total current assets	1,282,962	1,287,585
Property, plant and equipment, net	742,201	697,062
Goodwill and other intangible assets, net	962,838	663,607
Other assets	46,187	106,215
Total assets	$3,034,188	$2,754,469

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$75,137	$310,963
Accounts payable	219,475	222,678
Other current liabilities	284,009	307,880
Total current liabilities	578,621	841,521
Long-term debt and capital leases	490,608	1,919
Other liabilities	296,738	252,388
Total liabilities	1,365,967	1,095,828

KENNAMETAL SHAREOWNERS’ EQUITY	1,643,850	1,638,072
NONCONTROLLING INTERESTS	24,371	20,569
Total liabilities and equity	$3,034,188	$2,754,469

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2012	2011	2012	2011
Outside Sales:
Industrial	$421,173	$437,112	$1,667,434	$1,528,672
Infrastructure	318,043	256,625	1,068,812	874,821
Total outside sales	$739,216	$693,737	$2,736,246	$2,403,493

Sales By Geographic Region:
United States	$304,280	$298,924	$1,170,117	$1,041,427
International	434,936	394,813	1,566,129	1,362,066
Total sales by geographic region	$739,216	$693,737	$2,736,246	$2,403,493

Operating Income:
Industrial	$76,455	$77,241	$283,233	$209,663
Infrastructure	41,713	38,037	141,640	121,733
Corporate (1)	(710)	(511)	(8,464)	(9,723)
Total operating income	$117,458	$114,767	$416,409	$321,673

(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, Industrial sales, operating income and margin, Infrastructure sales, operating income and margin, net income, diluted earnings per share, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

 THREE MONTHS ENDED JUNE 30, 2012 (UNAUDITED)

(in thousands, except percents)			Infrastructure Sales	Infrastructure Operating Income
2012 Reported Results			$318,043	$41,713
2012 Reported Operating Margin				13.1%
Acquisition impact (3)			(67,537)	857
2012 Adjusted Results			$250,506	$42,570

2012 Adjusted Operating Margin				17.0%

THREE MONTHS ENDED JUNE 30, 2012 - EXCLUDING STELLITE (UNAUDITED)
(in thousands, except per share amounts)	Sales	Operating Income	Net Income (2)	Diluted EPS
2012 Reported Results	$739,216	$117,458	$86,048	$1.06
2012 Reported Operating Margin		15.9%
Acquisition impact (3)	(67,537)	857	2,413	0.02
2012 Adjusted Results	$671,679	$118,315	$88,461	$1.08

2012 Adjusted Operating Margin		17.6%

THREE MONTHS ENDED JUNE 30, 2011 (UNAUDITED)
(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2011 Reported Results	$437,112	$77,241	$256,625	$38,037
2011 Reported Operating Margin		17.7%		14.8%
Restructuring and related charges	-	4,535	-	2,051
2011 Adjusted Results	$437,112	$81,776	$256,625	$40,088

2011 Adjusted Operating Margin		18.7%		15.6%

THREE MONTHS ENDED JUNE 30, 2011 (UNAUDITED)

(in thousands, except percents)	Gross Profit	Operating Expense	Operating Income	Net Income(2)	Diluted EPS
2011 Reported Results	265,645	$143,083	$114,767	$86,655	$1.04
2011 Reported Operating Margin			16.5%
Restructuring and related charges	1,481	(216)	6,586	5,588	0.07
2011 Adjusted Results	$ 267,126	$142,867	$121,353	$92,243	$1.11

2011 Adjusted Operating Margin			17.5%

YEAR ENDED JUNE 30, 2012 - EXCLUDING STELLITE (UNAUDITED)
(in thousands, except per share amounts)		Sales	Operating Income	Net Income (2)	Diluted EPS
2012 Reported Results		$2,736,246	$416,409	$307,230	$3.77
2012 Reported Operating Margin			15.2%
Acquisition impact (3)		(90,096)	5,463	7,061	0.09
2012 Adjusted Results		$2,646,150	$421,872	$314,291	$3.86

2012 Adjusted Operating Margin			15.9%

(3) Adjusted for impact of Stellite operations and integration charges
YEAR ENDED JUNE 30, 2011 (UNAUDITED)
(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(2)	Diluted EPS
2011 Reported Results	$ 884,391	$538,530	$321,673	$229,727	$2.76
2011 Reported Operating Margin			13.4%
Restructuring and related charges	5,467	(3,446)	21,499	18,083	0.22
2011 Adjusted Results	$ 889,858	$535,084	$343,172	$247,810	$2.98

2011 Adjusted Operating Margin			14.3%

(2) Represents amounts attributable to Kennametal shareowners

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2012	2011
Net cash flow provided by operating activities	$289,580	$230,797
Purchases of property, plant and equipment	(103,036)	(83,442)
Proceeds from disposals of property, plant and equipment	6,886	9,755
Free operating cash flow	$193,430	$157,110

RETURN ON INVESTED CAPITAL (UNAUDITED)

June 30, 2012 (in thousands, except percents)

Invested Capital	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011	Average

Debt	$565,745	$640,871	$307,938	$312,721	$312,882	$428,031
Less acquisition debt	(10,319)	(7,924)	-	-	-	(3,649)
Total equity	1,668,221	1,745,699	1,630,174	1,588,745	1,658,641	1,658,296
Less acquisition equity	(5,818)	(5,308)	-	-	-	(2,225)

Total	$2,217,829	$2,373,338	$1,938,112	$1,901,466	$1,971,523	$2,080,454

		Three Months Ended
Interest Expense		6/30/2012	3/31/2012	12/31/2011	9/30/2011	Total

Interest expense		$8,469	$8,003	$5,256	$5,487	$27,215

Income tax benefit						5,525

Total interest expense, net of tax						$21,690

Total Income		6/30/2012	3/31/2012	12/31/2011	9/30/2011	Total

Net income attributable to Kennametal, as reported		$86,048	$75,499	$73,697	$71,986	$307,230
Acquisition impact (3)		2,413	4,648	-	-	7,061
Noncontrolling interest		(100)	538	774	1,587	2,799

Total income, adjusted		$88,361	$80,685	$74,471	$73,573	$317,090

Total interest expense, net of tax						21,690

						$338,780
Average invested capital						$2,080,454

Adjusted Return on Invested Capital						16.3%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$307,230
Total interest expense, net of tax						21,690

						$328,920
Average unadjusted invested capital						$2,086,327

Return on Invested Capital						15.8%

(3)   Adjusted for impact of Stellite operations and integration charges